Exhibit 10.24
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between John M. Scheurer (“you”) and Allied Capital Corporation (the “Company”), a Maryland corporation, and will be effective on May 5, 2009 (the “Effective Date”). You and the Company shall be referred to collectively as the “Parties.”
     WHEREAS, the Company has determined that it is in the best interest of the Company and its stockholders to retain your services as Chief Executive Officer (“CEO”) and to provide you with compensation and other benefits on the terms and conditions set forth in this Agreement;
     WHEREAS, you are willing to accept such employment and perform services for the Company on the terms and conditions hereinafter set forth;
     NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, the Parties agree as follows:
1. Responsibilities.
     The Company agrees to employ you as CEO. In that position, you shall report to the Chairman of Company’s Board of Directors (the “Board”). As CEO, you, along with the Chairman of the Board (the “Chairman”), shall be responsible for the overall strategic direction of the Company and subject to the direction of the Board, you shall perform such executive, supervisory and management functions and duties as may be assigned to you from time to time by the Board consistent with such position. You shall devote your entire business time, attention, skill and energy exclusively to the business of the Company and shall not engage in any other business activity, including but not limited to the development of any other business. You shall perform your responsibilities in accordance with the standards and policies that the Company may from time to time establish. You may engage in appropriate civic, charitable or other non-profit activities and devote a reasonable amount of time to private investments or boards or other activities, provided that you notify the Board and in the reasonable determination of the Board such activities do not interfere or conflict with your responsibilities and are not or are not likely to be contrary to the Company’s interests. Nothing in this Agreement shall preclude you from managing any passive investment made by you in publicly traded equity securities or other property (provided that no such investment may exceed 5% of the equity of any entity), without the prior approval of the Company. You and the Company agree that your position is important to the Company’s success and that the highest level of performance is required from you. You represent that you are not subject to any legal obligations or restrictions that would prevent or limit you from performing your responsibilities under this Agreement.
     2. Term of Employment.
     The Company agrees to employ you, and you agree to remain in employment with the Company, up to but not including the third anniversary of the Effective Date, unless your
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employment is terminated earlier pursuant to Section 5 below (the “Term”). The Term may be extended by written agreement of the Parties.
3. Compensation.
     (a) Base Compensation. Your base compensation shall be $91,667.67 per month (which would equal $1.1 million dollars on an annualized basis), less applicable taxes and withholdings, payable in accordance with the Company’s regular payroll practices in effect from time to time (such compensation, as increased pursuant to and in accordance with the following sentence, “Base Compensation”). The Company shall review your Base Compensation annually and may increase in its discretion, but may not decrease, your Base Compensation.
     (b) Bonus Compensation. You will be eligible to receive an annual bonus as determined by the Board in its sole discretion.
     (c) Business Expenses. The Company shall pay or reimburse you for all ordinary and reasonable business-related expenses you incur in the performance of your duties under this Agreement. The Company will reimburse you for all such expenses upon the presentation by you of an itemized account of such expenditures, together with supporting receipts and other appropriate documentation. The Company shall reimburse you for your reasonable legal fees and expenses incurred in the preparation of this Agreement. As to expenses eligible for reimbursement under the terms of the Agreement, (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year, and (ii) any reimbursement of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A.
     (d) Withholding. All payments under Sections 3(a) and 3(b) above shall be reduced by the amount of withholdings that are required to be made by law.
4. Employee Benefits.
     You shall be eligible to participate in all employee benefit programs that the Company may provide to employees at your level subject to the terms of such programs, which may include, but are not limited to benefits such as health insurance plans, paid holidays, vacation, and 401(k), subject in each case to the generally applicable terms and conditions of any such plan or program in question and to the determinations of any person or committee administering any such plan or program. The Company may modify or terminate any such benefit or program at any time.
5. Termination of Employment.
     Upon the date your employment with the Company ends for any reason (the “Termination Date”), except as otherwise provided herein or under the specific terms and provisions of any written plan, arrangement or agreement with the Company, you will not be eligible for further compensation, benefits or other perquisites under Sections 3 and 4 of this Agreement, other than those that have already accrued or vested as of the Termination Date, such payment of a pro rata share of your Base Compensation through your Termination Date and payment for any accrued, unused vacation as of your Termination Date. Unless the Company requests otherwise, when your employment ends for any reason, you shall be deemed to have resigned as of the Termination Date from all positions you hold with the Company or any Affiliate or based on your employment with the Company. Termination of your employment may occur under any of the following circumstances:
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     (a) Expiration of Term. Your employment will terminate if the Term provided for under Section 2 expires without written agreement of the Parties to continue your employment; or
     (b) Termination of Employment by the Company. The Company has the right to terminate your employment at any time with or without Cause. If the Company terminates your employment for Cause, it will give you written notice of the specific provision of this Agreement relied upon for Cause. For all purposes under this Agreement, (“Cause”) shall mean:
(i)	your willful failure to substantially perform your duties under this Agreement that continues for more than thirty (30) days after the Company sends written notice to you specifying in reasonable detail your claimed failure;

(ii)	an act or omission by you constituting gross misconduct or fraud;

(iii)	your conviction or entry of a plea other than “non-guilty” to a crime involving moral turpitude or to a felony;

(iv)	your ineligibility to serve as employee, officer or director of the Company pursuant to Section 9 of the Investment Company Act of 1940, as amended;

(v)	your willful failure to comply with a lawful, written instruction of the Board of Directors that you fail to remedy within five (5) days after the Company sends you notice of such failure; or

(vi)	a breach of your duty of loyalty to the Company that results in substantial harm to the Company and is not remedied within thirty (30) days after the Company gives written notice to you describing in reasonable detail the conduct that constituted such a breach.
If the Company gives the initial notice of a failure under Section 5(b)(i) or a breach under 5(b)(vi), the Company may in its discretion specify in such notice that during the thirty (30) day period after such notice you shall have no authority to bind the Company.
or
     (c) Death or Disability. Your employment shall be deemed to have been terminated by you upon your (i) death or (ii) inability to perform your duties under this Agreement, even with reasonable accommodation, for more than twenty-six (26) weeks, whether or not consecutive, in any twelve-month period (“Disability”). Termination will be effective upon the occurrence of such event.
or
     (d) Resignation by You. You have the right to resign your employment with the Company at any time with or without Good Reason after having given the Company thirty (30) days written notice. The Company may in its sole discretion place you on paid administrative leave as of any date prior to the end of such thirty (30) day notice period and request that you no longer
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be present on Company premises. During any period of paid administrative leave, you will not be authorized to act as a representative, or make any statements on behalf of, the Company.
     Before you can resign for Good Reason, you must give the Company written notice that you intend to resign for Good Reason and of the facts and circumstances you believe constitute Good Reason. If the Company fails to cure within thirty (30) days, your employment will end at the end of that thirty (30) day period. For purposes of this Agreement, “Good Reason” shall mean that within the sixty (60) days prior to your notice of intent to resign for Good Reason there has been (i) a material breach by the Company of this Agreement, including without limitation any material reduction in your Base Compensation or benefits and any failure by the Company to maintain its directors’ and officers’ liability coverage (but excluding any other reduction in benefits applicable to all employees); or (ii) without your consent, your office has been relocated to a location more than 40 miles from your current office location; or (iii) your duties or responsibilities have been materially reduced.
6. Severance Payments.
     (a) If (i) your employment under this Agreement ends under Section 5(b) without Cause, Section 5(c) for death or Disability or Section 5(d) for Good Reason, and (ii) you or your authorized legal representative release any claims you or your heirs may have against the Company, its predecessors, successors, parents, portfolio companies or affiliates or any of their then current or former shareholders, officers, directors, agents, legal representatives, or employees in a form (and consistent with the time limits in such form) substantially similar to Attachment A to this Agreement, but as such form may be modified within seven (7) days after the Termination Date by the Company as necessary for such release to be legally effective on the date it is signed, you shall receive the severance payments specified below in this Section 6 depending upon the particular Section of this Agreement under which your employment ended (“Severance Payments”). Any such Severance Payments shall be made in a lump sum on the first business day following the expiration of six months after the Termination Date. You shall not be eligible to receive any severance payments from the Company other than those provided under this Agreement. All such Severance Payments shall be reduced by the amount of withholdings that are required to be made by law.
     (b) Subject to Section 6(a), if your employment ends under Section 5(b) without Cause or Section 5(d) for Good Reason, you shall receive a payment equal to the sum of (y) three times (3x) the “Fiscal Year Average” and (z) $1,000,000. The Fiscal Year Average shall be determined by dividing by three (3) an amount equal to the sum of all Base and Bonus Compensation that was paid to you during the Company’s three (3) fiscal years prior to the year in which your employment ends for any reason listed in Section 6(a)(i) above.
     (c) Subject to Section 6(a), if your employment ends under Section 5(c) for death or Disability, you shall receive a payment equal the sum of (y) one time (1x) the “Fiscal Year Average” and (z) $1,000,000.
     (d) If you receive a payment under Sections 6(b) or (c), to assist you in obtaining post-termination health and welfare benefits, you also shall receive a payment of $49,500.
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     (e) You shall not be required to mitigate the amount of any Severance Payments made under this Section 6, nor shall any such payment be reduced by any earnings or benefits that you may receive from any other source.
     (f) If all the conditions for your receipt of Severance Payments in accordance with this Section 6 have been met and you become eligible for Severance Payments, the Company’s obligation to make such payment shall be absolute and unconditional and shall not be subject to offset, counterclaim, recoupment, or defense by the Company, except a defense that no such payment is due as a result of a material breach by you of a material obligation under this Agreement. If a dispute arises with respect to the enforcement of your rights under this Section 6, or if any legal or arbitration proceeding shall be brought in to enforce or interpret this Section 6, you shall be entitled to reimbursement for any reasonable attorney’s fees and necessary costs and disbursements incurred as a result of such dispute unless, as a result of such legal or arbitration proceeding, it is affirmatively determined in a final and non-appealable judgment or determination that you instituted such legal or arbitration proceeding in bad faith or that your claims were frivolous.
     (g) To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, you shall not be considered to have terminated employment with the Company for purposes of the Agreement until you would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A and, for the purposes of determining the timing of payment, termination of employment shall not be considered to occur until you have incurred such a “separation from service.”
     (h) If any provision of this Agreement would cause you to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company shall reform such provision; provided that the Company shall: (i) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code, and (ii) notify and consult with you regarding such amendments or modifications prior to the effective date of any such change.
7. Return of Property.
     Upon termination of your employment with the Company for any reason, you agree to immediately return to the Company all equipment, credit cards and other property belonging to the Company. This includes all documents and other information prepared by you or on your behalf or provided to you in connection with performing your duties for the Company, regardless of the form in which such documents or information were created or are maintained or stored, including computer, typed, written, imaged, audio, video, micro-fiche, digital, audio, electronic or any other means of recording or storing documents or other information. You may retain a copy of any documents describing any rights or obligations you may have after the Termination Date under any employee benefit plan or other agreements.
8. Confidential Information.
     (a) Except as specifically provided below, you shall not disclose or use at any time, either during or after the Term, any Confidential Information (defined below) of the Company, its parents, subsidiaries, portfolio companies, predecessors, successors or affiliates (collectively “the Companies”), whether patentable or not, that you learn as a result of your service to the Companies in any capacity, whether or not you developed such information. For purposes of this Agreement, "Confidential Information” shall mean the Companies’ and their customers’ or business partners’ trade secrets or proprietary information and shall include information regarding either the Companies’ or their customers’ or business partners’:
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•	existing and prospective investments;

•	financing information and sources;

•	patent applications, developmental or experimental work, formulas, test data, prototypes, models, and product specifications;

•	financial information;

•	financial projections and pro forma financial information;

•	sales and marketing strategies, plans and programs and product development information;

•	members’, employees’ and consultants’ benefits, perquisites, salaries, stock options, compensation, formulas or bonuses, and their non-business addresses and telephone numbers; and

•	business plans.
     (b) Information that is or later becomes publicly available in a manner wholly unrelated to any breach of this Agreement by you will not be considered Confidential Information as of the date it enters the public domain. If you are uncertain whether something is Confidential Information you should treat it as Confidential Information until you receive clarification from the Board that it is not Confidential Information.
     (c) Confidential Information shall remain at all times the property of the Company. You may use or disclose Confidential Information only:
(i)	during your employment with the Company as authorized by the Company or as reasonably necessary in providing service to the Company in any capacity; or

(ii)	with the prior written consent of the Chairman; or

(iii)	in a legal proceeding between you and the Company to establish the rights of either party under this Agreement, provided that you stipulate to a reasonable protective order to prevent any unnecessary use or disclosure; or

(iv)	subject to a compulsory legal process that requires disclosure of such information provided that, to the extent legally permitted, you have complied with the following procedures to ensure that the Company has an adequate opportunity to protect its legal interests in preventing disclosure. Upon receipt of a subpoena that could possibly require disclosure of Confidential Information, you shall provide (i) notice to the Company by email of having received such compulsory process within 24 hours after receiving it and (ii) by hand a copy of the compulsory process and complete information regarding the circumstances under which you received it to the Company by hand delivery within forty-eight (48) hours after receiving it. You shall not make any disclosure until the latest possible date for making such disclosure in accordance with the compulsory process (“Latest Possible Date”). If the Company seeks to prevent disclosure in accordance with any applicable legal procedures, and provides you with notice before
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the Latest Possible Date that it has initiated such procedures, you shall not make disclosures of any Confidential Information that is the subject of such procedures until such objections are withdrawn or ruled on. The Company will indemnify and hold you harmless from any damages resulting directly from your compliance with the requirement in the proceeding sentence.
     (d) You hereby acknowledge that any breach of this Section 8 would cause the Company irreparable harm. In the event of a breach or threatened breach of this Section 8, the Company shall be entitled to injunctive relief enforcing this Section 8 without bond. If any part of this Section 8 is found to be overbroad, the Parties authorize the court to reform this Section to provide the maximum protection for the Company that is legally permitted and to enforce it as reformed.
9. Non-Disparagement.
(a) Except for statements (i) authorized by the Company, (ii) made in the course of or in connection with your employment with a reasonable good faith belief that such statement is consistent with your duty of loyalty to the Company, or (iii) after compliance with Section 8(c)(iv), legally required by a subpoena or legal summons, you agree that both during the Term and at all times thereafter:
(1)	you shall not, directly or indirectly, in any manner or form make any statement about the Companies or any of their directors, officers, employees, agents or representatives to any media outlet (including without limitation any television, radio, newspaper, chat board or website); and

(2)	you shall not, directly or indirectly, in any manner or form make any disparaging or derogatory statements to any one about the Companies or any of their directors, officers, employees, agents or representatives.
     (b) When your employment ends for any reason, the Company shall instruct those individuals who are at that time members of the Board and your direct reports to not make any disparaging or derogatory statements about you to any one outside the Company, except for statements made in good faith that are required by law or necessary to fulfill the legal obligations of any company or entity with which such individuals are affiliated.
     You hereby acknowledge that any breach of this Section 9 would cause the Company irreparable harm. In the event of a breach or threatened breach of this Section 9, the Company shall be entitled to injunctive relief enforcing this Section 9 without bond. If any part of this Section 9 is found to be overbroad, the Parties authorize the court to reform this Section 9 to provide the maximum protection for the Company that is legally permitted and to enforce this Section 9 as reformed.
10. Non-Solicitation.
     You and the Company agree that one of the Company’s most valuable assets is the people who provide services to the Company. For two (2) years from the Termination Date, you shall not,
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directly or indirectly, individually or as part of or on behalf of any other person, company, employer or other entity, hire or attempt to solicit for hire, any Covered Person, without the Chairman’s prior written consent. “Covered Person” shall mean any person who has (i) provided services to the Company at any time during the six (6) months before the Termination Date and (ii) the date on which they ceased to provide such services was less than three months prior to any conduct prohibited the first sentence of this Section 10. If any Covered Person accepts work with any person, company, employer or other entity of which you are an officer, director, employee, partner, shareholder (other than of less than 5% of the stock in a publicly traded company) or joint venturer, it shall be presumed that the Covered Person was hired in violation of this provision (“Presumption”). This Presumption may be overcome by your showing by a preponderance of the evidence that you were not directly or indirectly involved in soliciting or encouraging the Covered Person to cease to provide services to the Company. You shall give written notice to any person or entity to which you provide services within two (2) years of the Termination Date of the terms of your obligations under this Section 10. You shall provide such written notice with a copy to the Company on or before the first day of providing such services. Such notice must contain the name and address of the person or entity to which you are providing services. You hereby acknowledge that any breach of this Section 10 would cause the Company irreparable harm. The Parties agree that any breach or threatened breach of this Section 10 shall entitle the Company to injunctive relief enforcing this Section 10 without bond. If any part of this Section 10 is found to be overbroad, the Parties authorize the court to reform this provision to provide the maximum protection for the Company that is legally permitted and to enforce it as reformed.
11. Cooperation with Legal Proceedings.
     During the Term and at all times thereafter, you agree to reasonably cooperate with the Company or any of its affiliated entities in pursuing or defending any claims or actions now in existence or which may be brought in the future against or on behalf of the Company, which relate to events or occurrences that transpired while you were providing services to the Company. Your reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company. You also agree to reasonably cooperate with the Company in connection with any investigation or review by the Company or any federal, state, or local regulatory authority that relates to events while you were providing services to the Company. You understand that in any legal action, investigation, or review covered by this Section 11 that the Company expects you to provide only accurate and truthful information or testimony. The Company shall reimburse all costs and expenses reasonably incurred by you in connection with your compliance with this Section 11.
12. Intellectual Property.
     You acknowledge that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, concepts reports, original works of authorship, copyrights (“Intellectual Property”) and all similar or related information or materials (whether or not patentable or copyrightable) belong to the Company provided that they (1) relate to the Company or its or any affiliate’s actual or demonstrably anticipated business, research and development or existing or future products or services and (2) are conceived, developed or are made by you, individually or with others, while you are serving the Company in any capacity (“Work Product”).
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To the maximum extent permissible under law, you hereby assign all the rights to any such Work Product to the Company and agree to execute any document necessary to achieve such assignment and ensure that the Company has all rights to such Work Product. You have attached a list of any Intellectual Property you have created or in which you have any right, title or interest as of the date you sign this Agreement. If no list is attached, it shall mean that there is no such Intellectual Property. The Parties agree that any breach or threatened breach of this Section 12 shall entitle the Company to injunctive relief enforcing this Section 12 without bond. If any part of this Section 12 is found to be overbroad, the Parties authorize the court to reform this provision to provide the maximum protection for the Company that is legally permitted and to enforce it as reformed.
13. Miscellaneous Provisions.
     (a) Notices. Unless otherwise provided herein, any notice or other information to be provided to the Company will be delivered by hand to the Chairman, or sent by overnight delivery with acknowledgement of receipt requested, to:
Chairman of the Compensation
Committee of Board of Directors
Allied Capital Corporation
1919 Pennsylvania Avenue, NW, 3rd Floor
Washington, DC 20006
Copy to:
Sally D. Garr, Esq.
Patton Boggs LLP
2550 M Street, NW
Washington, DC 20037
Any notice or other information to be provided to you will be delivered by hand to you, or sent by overnight delivery with acknowledgement of receipt requested to (or to such other address as you may provide notice of in writing):
John M. Scheurer
4106 Rosemary Street
Chevy Chase, Maryland 20815

Copy to:	Anthony H. Dowling, Esq. Bachelder & Dowling, P.A. 120 Exchange Street P.O. Box 7003 Portland, ME 04112-7003
     (b) Dispute Resolution. You and the Company agree that arbitration in accordance with the Federal Arbitration Act (“FAA”) and the Dispute Resolution Procedures set forth in Attachment B to this Agreement shall be the exclusive means for final resolution of any dispute between the Parties arising out of or relating to your employment or this Agreement, except (1) for workers’ compensation or unemployment claims; (2) whenever injunctive relief is necessary to
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preserve the status quo or to prevent irreparable injury, (3) disputes relating to Sections 8, 9 or 10 of this Agreement; or (4) disputes over benefits or payments that are provided under any employee benefit plan that contains a procedure for resolving disputes. Injunctive relief or enforcement of any arbitration award may be sought only from any court of competent jurisdiction located in the Distict of Columbia and you hereby consent to personal jurisdiction and venue in such court.
     (c) Nature of Agreement. This Agreement and the attachments hereto constitute the entire agreement between you and the Company and supersede all prior agreements and understandings between you and the Company relating to the matters covered by this Agreement, except the following agreements between you and the Company which remain in effect the stock option agreements, the Indemnification Agreement and the Split Dollar Life Insurance Agreement. In making this Agreement, the Parties warrant that they did not rely on any representations or statements other than those contained in this Agreement. No modification or waiver of or amendment to any provision of this Agreement will be effective unless in writing and signed by you and the Chairman. A delay or failure by the Company to exercise any right that is the subject of this Agreement will not be construed as a waiver of that right. A waiver of a breach on any one occasion will not be construed as a waiver of any other breach. Regardless of the choice of law provisions of the District of Columbia or any other jurisdiction, the Parties agree that this Agreement shall be otherwise interpreted, enforced and governed by the laws of the District of Columbia. This Agreement will continue in effect until all obligations under it are fulfilled. If any part of this Agreement is held to be void or unenforceable, the remaining provisions shall continue with full force and effect. This Agreement is not assignable by you, but the Company may assign this Agreement either with your written consent or to any successor entity that expressly assumes and agrees to perform this Agreement in the same manner and to the same extent as the Company would have been required to do. This Agreement is binding on you and your legal representatives and the Company, its successors or assigns. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this Agreement.
     This Agreement may be executed in any number of counterparts each of which shall be an original, but all of which together shall constitute one instrument. The headings in this Agreement are for convenience only and shall not effect the interpretation of this Agreement. You further certify that you fully understand the terms of this Agreement and have entered into it knowingly and voluntarily.
     IN WITNESS WHEREOF, each of the Parties has executed this Agreement, in the case of the Company by its authorized officer, as of the day and year set forth under their signatures below.

ALLIED CAPITAL CORPORATION

/s/ John M. Scheurer	By:	/s/ Anthony T. Garcia

John M. Scheurer		Chairman, Compensation Committee Of The Board Of Directors

Date: May 5, 2009		Date: May 5, 2009
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ATTACHMENT A
GENERAL RELEASE AND WAIVER OF CLAIMS
     John M. Scheurer (“you”) executes this General Release and Waiver of Claims (the “Release”) as a condition of receiving certain payments under Section 6 of your Employment Agreement with Allied Capital Corporation (“Company”) that became effective on May 5, 2009. This document is important and you are advised to review it carefully and consult with an attorney before you sign it.
     1. Release of Claims.
     (a) You hereby release and forever discharge each of the Released Parties (as defined below) from any and all claims, damages, injuries and actions that you or your heirs, agents or any other legal representatives ever had, now have, or may have based on any act, omission, matter, cause or thing that has happened through the date that you sign this Release (“Released Claims”). For purposes of this Release, “Released Parties” shall mean the Company and its subsidiaries, predecessors, successors, parents, portfolio companies and affiliated entities and for each and every one of the foregoing entities, their former or current directors, officers, employees, shareholders, members, agents, parent companies, portfolio companies, successors, predecessors, subsidiaries, affiliates, assigns and attorneys.
     (b) By way of example without reducing the generality of the Released Claims described above, the Released Claims include, without limitation, any claims under any federal, state or local law:
•	prohibiting discrimination, retaliation, or harassment, including but not limited to Title VII of the Civil Rights Act of 1964, Civil Rights Acts of 1866 and 1991, the Equal Pay Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, Executive Order 11246, Executive Order 11141 and any state or local laws relating to such issues;

•	relating to layoffs, termination of employment, conditions of employment, leave, corporate governance, employee benefits (other than any vested benefits to which you have a right under any benefits plan), or whistleblowing, including but not limited to the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, and the Sarbanes-Oxley Act, and any state or local laws relating to such issues; and

•	based on the common law of tort or contract, including but not limited to breach of contract, wrongful discharge, emotional distress, injury to reputation, tortious interference, promissory estoppel, and negligent retention.
     (c) The Released Claims include any claims that you do not know about when you sign this Release, even if knowing about such claims could have affected your decision to sign the Release.
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     (d) Nothing in this Release shall be construed to release that as a matter of law may not be released or to prohibit you from filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or a comparable state or local agency; provided, however, that by signing this Release, you waive any right to recover monetary damages or any other relief in connection with any such charge, investigation or proceeding.
     (e) Notwithstanding the foregoing, and for the avoidance of doubt, this Release does not extend to, and you are not releasing, (i) any claims for reimbursement of expenses under Section 3(c) of your Employment Agreement that were reasonably and necessarily incurred within the 60 days prior to the date on which your employment ended, (ii) any rights to vested benefits under Section 4 of your Employment Agreement or to any payments or benefits under Sections 5 and 6 of your Employment Agreement, or (iii) any rights or claims under your Indemnification Agreement with the Company or any other rights or claims to indemnification you may have.
2. Review and Revocation Period.
     (a) You may take up to twenty-one (21) calendar days to consider whether to sign and return this Release to Chairman of the Board of Directors (the “Chairman”), Allied Capital Corporation, 1919 Pennsylvania Avenue, NW, Washington, DC 20006. If you choose to sign the Release before the twenty-one (21) day period ends, you hereby represent that you did so voluntarily for your own benefit without pressure from the Company. If you fail to return to the Chairman a signed copy of the Release within twenty-one (21) days of receiving it, you shall not be entitled to any payment under Section 6 of your Employment Agreement. You hereby acknowledge that you have been advised by the Company to review this Release with an attorney before you sign it.
     (b) If you sign this Release within the twenty-one (21) day period, you then will have seven (7) calendar days in which to revoke the Release by having a written revocation delivered to the Chairman before the end of such seven-day period. If you timely revoke this Release, this Release will be null and void and you will not be entitled to any payment under Section 6 of your Employment Agreement. If the Chairman does not receive your revocation of this Release within the seven (7) day period after you sign it, the Release will be final and binding on the eighth (8th) day after you sign it (“Effective Date”).
By signing below, I certify that I have read, understand and am voluntarily signing this General Release and Waiver of Claims.

John M. Scheurer	Date
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ATTACHMENT B
DISPUTE RESOLUTION PROCEDURES
     The Parties agree to comply with the following procedures (“Procedures”) with regard to any dispute that is required by Section 13(b) of the Employment Agreement between John Scheurer and Allied Capital Corporation to be submitted for arbitration for final resolution.
     (1) The party claiming to be aggrieved shall furnish to the other a written statement of the grievance, all persons whose testimony would support the grievance, and the relief requested or proposed. The written statements must be delivered to the other party within the earlier of the time limits for bringing an administrative and the time limits for bringing a court action based on that claim.
     (2) If the other party does not agree to furnish the relief requested or proposed, or otherwise does not satisfy the demand of the party claiming to be aggrieved within 30 days and the aggrieved party wishes to pursue the issue, the aggrieved party shall by written notice demand that the dispute be submitted to non-binding mediation before a mediator jointly selected by the Parties. If the Parties cannot otherwise agree to a mediator, the Parties shall request a list of nine mediators in Washington, D.C. from the American Arbitration Association and select by alternately striking names with the aggrieved party striking the first name. The mediation shall be held at a mutually agreeable location in Washington, D.C.
     (3) If the mediation does not produce a resolution of the dispute and either party wishes to pursue the issue, that party shall request arbitration of the dispute by giving written notice to the other party within 30 days after the mediation. The Parties will attempt to agree on a mutually acceptable arbitrator. If the Parties cannot otherwise agree on an arbitrator, the Parties shall request a list of nine arbitrators in Washington, D.C. from the American Arbitration Association and select by alternately striking names with the aggrieved party striking the first name. Regardless of whether the American Arbitration Association administers the arbitration, the arbitration shall be conducted consistent with the American Arbitration Association’s then current rules governing employment disputes (“Rules”). If there is any conflict between those Rules and the Procedures, the Procedures shall govern. The arbitrator shall have authority to decide whether the conduct complained of under Section (1) above violates the rights of the Parties as provided by the applicable law. In any such arbitration proceeding, any hearing must be transcribed by a certified court reporter and any decision must be supported by written findings of fact and conclusions of law. The arbitrator’s findings of fact must be supported by substantial evidence on the record as a whole and the conclusions of law and any remedy must be provided for by and consistent with the laws of the District of Columbia and federal law. The arbitrator shall have no authority to add to, modify, change or disregard any lawful term of the Agreement. Any arbitration proceedings shall be held at a mutually agreeable location in Washington, D.C.
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